Exhibit 3.7

Certificate of Registration on Conversion to a Public Company

This is to certify that

BROAD CAPITAL ACQUISITION PTY LTD

Australian Company Number 666 535 539

on the ninth day of February 2024 converted to a public company.

The name of the company is now

BROAD CAPITAL ACQUISITION LTD

Australian Company Number 666 535 539

The company is registered under the Corporations Act 2001 and is taken to be registered in New South Wales and the date of commencement of registration is the sixteenth day of March, 2023.

Issued by the Australian Securities and Investments Commission on this ninth day of February, 2024.

Joseph Longo
Chair